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MAILED TO SHAREHOLDERS ON OR ABOUT AUGUST 9, 2001

WINLAND ELECTRONICS, INC.
1950 Excel Drive
Mankato, Minnesota 56001 U.S.A.
www.winland.com

August 9, 2001

Dear Fellow Shareholder:

    The Special Meeting of Shareholders is less than two weeks away. As you know, Dyna Technology, Inc. demanded a Special Meeting for the purpose of removing your entire Board of Directors and replacing them with Ralph Call's hand-picked slate. Mr. Call's nominees have failed to indicate any experience in the electronics manufacturing industry and have shown absolutely no experience as directors of a public company. Furthermore, other than Mr. Call, not one of them owns a single share of Winland stock. We urge you not to risk the future value of your investment in Winland—VOTE AGAINST DYNA TECHNOLOGY'S PROPOSAL. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY. If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts.

    Don't be misled by Ralph Call's attempt to portray Winland as a company in financial distress. Winland has won promising new customers and continues to reduce its debt, its inventories and its accounts receivable. This letter provides you with further facts about the success the company's new business strategy has already had in only two months. Let's set the record straight.

New Business Strategy Pays Off

    Since the resignation in May of Winland's former CEO, the company's Board and management have embarked upon a program to preserve the Company's strong position in the OEM contract market, while attracting new business within the broader Electronics Manufacturing Services market.

    After only two months, Winland's new business strategy is paying off. One of our existing customers asked us to design a new product. While the design process will generate revenues in 2001 of only about $25,000, the manufacture and sale of the product in 2002 could generate sales of $1 million to $1.2 million1. Moreover, Winland has established business relationships with four new customers whose products range from consumer goods to utility products. The estimated aggregate revenues from these four relationships range from $400,000 to $1.2 million for 2001 alone.1 If our customers' expectations regarding the sales of their products are realized in 2002, Winland could generate as much as $6,375,000 from these new business relationships alone.

Based on estimates provided by these customers.

    Combined with our strategy of terminating or reducing less profitable relationships and decreasing operating expenses, these new business relationships demonstrate your Company's progress in improving its financial situation, with the ultimate goal of increasing the value of your investment.

    Indicative of this improvement, cash from operations increased to more than $873,000 in the first six months of 2001 primarily from reductions of inventory and the collection of receivables, less considerable payments of accounts payable. This working capital allowed us to fund our current operations and also pay $450,000 down on our revolving credit line and more than $407,000 on long-term debt. We are in the process of renegotiating our lending agreement and continue to have a strong relationship with our bank. We are confident of their ability to satisfy our credit needs for the foreseeable future.

    We believe that second quarter results show that Winland is on its way back to profitability, despite the fact that the Company incurred a loss. You should know that approximately 75% of our net after-tax loss for the quarter resulted from non-recurring expenses in connection with the current proxy contest and the resignation of Winland's former CEO.

Dyna Technology Continues Its False Claims

    Your Board and management would like to focus all of their efforts and energy on improving the Company's performance. However, we have been forced to dedicate significant resources to prevent Dyna Technology and Ralph Call from seizing control of your company and to set the record straight.

    Remember, your Board and management negotiated with Ralph Call in an effort to avoid the disruption and expense of a proxy contest. In a meeting held on April 6, 2001, Winland management stated that it would seriously consider a proposal giving Dyna Technology and Ralph Call minority representation on Winland's Board. In response, Mr. Call presented an unacceptable list of demands that, in our view, would have given Mr. Call effective control over Winland. For example, Mr. Call demanded to be appointed as interim Chief Executive Officer and requested that one of his then employees should be made Chief Financial Officer. When Winland refused to accept these demands, Mr. Call formed his "shareholder committee" to take over your Company.

    We also note that Mr. Call has failed to provide you with any information on the performance of Dyna Technology, Inc, the company he and his wife own. In addition, he has failed to provide any factual basis to support his claims regarding his business acumen or those of his hand-picked nominees. Don't trust the future of your investment to Dyna Technology, Ralph Call and his cronies, whose interests, we believe, are inconsistent with those of other Winland shareholders.

    Your Board and management are dedicated to protecting and enhancing the value of your investment in Winland and we believe they have the experience and strategic focus to do so. We urge you to support your Board of Directors, which is committed to continuing the turn-around at Winland, by voting AGAINST Dyna Technology's proposal. Please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope today.(Again, please just discard any blue proxy card that you may receive. If you have inadvertently signed a blue proxy card, you have every legal right to change your vote—only the latest dated proxy card counts.)

    Thank you for your continued support.

Sincerely,

S. Robert Dessalet Chairman of the Board of Directors	Lorin Krueger President and CEO

YOUR VOTE IS IMPORTANT

    Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign, date and return the enclosed WHITE proxy card TODAY to ensure that your vote is represented at the Meeting.

If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE AT 1-888-750-5834

Cautionary Statements

    Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. The statements included in this release with respect to new customers and projected revenues generated from such new business relationships, as well as statements with respect to revenues generated from already existing customer relationships, are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) the new products of our clients will not achieve the projected market acceptance; (ii) unanticipated problems in design, manufacture or performance of the products will arise; and (iii) costs of production will exceed current estimates. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

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MAILED TO SHAREHOLDERS ON OR ABOUT AUGUST 9, 2001 WINLAND ELECTRONICS, INC. 1950 Excel Drive Mankato, Minnesota 56001 U.S.A. www.winland.com
YOUR VOTE IS IMPORTANT
INNISFREE M&A INCORPORATED TOLL-FREE AT 1-888-750-5834